Exhibit 4.33

SUPPLEMENTAL LETTER

To:	Paragon Shipping Inc.
Ajeltake Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands M1-196960

22 January 2013

Dear Sirs

Loan agreement (the "Loan Agreement") dated 31 July 2008 (as amended and supplemented by three supplemental agreements dated, respectively, 3 April 2009, 16 April 2010 and 1 September 2011 and a supplemental letter dated 17 July 2012) made between (i) yourselves, Paragon Shipping Inc. as borrower (the "Borrower"), (ii) the banks and financial institutions listed therein as lenders (together, the "Lenders") and (iii) HSH Nordbank AG as agent, security trustee and swap bank.

We refer to the Loan Agreement. Words and expressions defined in the Loan Agreement shall have the same meaning when used in this Letter and for the purposes of this Letter:

"Effective Date" means the date of this Letter.

Following a request by yourselves, we have agreed to:

(i)	consent to certain amendments to the financial covenants and the minimum security cover provisions set out, respectively, in clauses 12.4 and 15.1 of the Loan Agreement; and

(ii)	waive the breaches of the financial covenants set out in clause 12.4 of the Loan Agreement and of the minimum security cover required to be maintained pursuant to clause 15.1 of the Loan Agreement.

We hereby confirm our approval to your request, subject to the following conditions:

1	Agreement. We confirm that the Loan Agreement shall be amended (with effect from the Effective Date) as follows:

(a)	by deleting the definition of "Waiver Period" in Clause 1.1 thereof in its entirety and substituting the same with the following new definition:

"Waiver Period" means, the period commencing on 31 December 2012 (inclusive) and ending on 31 December 2013 (inclusive);";

(b)	by deleting paragraph (a) of Clause 12.4 thereof in its entirety and substituting the same with the following:

"(a)	the Market Value Adjusted Net Worth of the Borrower shall not be less than:

(i)	$75,000,000, during the period commencing on 31 December 2012 (inclusive) and ending on 31 December 2014 (inclusive); and

(ii)	$100,000,000, at all times thereafter;";

(c)	by deleting paragraph (c) of Clause 12.4 thereof in its entirety and substituting the same with the following:

"(c)	the Leverage Ratio shall not exceed:

(i)	0.8:1, during the period commencing on 31 December 2012 (inclusive) and ending on 31 December 2014 (inclusive); and

(ii)	0.7:1, at all times thereafter.";

(d)	by adding after the words "the Agent notifies the Borrower that" the words ", other than during the Waiver Period" in the second line of Clause 15.1 thereof;

(e)	by deleting the hanging paragraph at the end of Clause 15.1 and substituting it with the following:

"In this Clause 15.1, "Relevant Percentage" means:

(a)	100 per cent., during the period commencing on 1 January 2014 (inclusive) and ending on 31 December 2014 (inclusive); and

(b)	125 per cent., at all times thereafter."; and

(f)
by construing all references in the Loan Agreement to "this Agreement" and all references in the Finance Documents to the "Loan Agreement" as references to the Loan Agreement as amended and supplemented by this Letter.

2	Conditions Precedent. We confirm our approval to these arrangements, subject to the following conditions:

(a)
original of (i) this Letter duly signed by the Borrower and (ii) the acknowledgement to this Letter confirming their agreement to the terms and conditions of the same duly signed by all Security Parties;

(b)	evidence that the waiver fee referred to in Clause 4 of this Letter has been received in full by the Agent;

(c)	favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands and such other relevant jurisdictions as the Agent may require;

(d)	documentary evidence that the agent for service of process named in clause 30 of the Loan Agreement has accepted its appointment in respect of this Letter; and

(e)	any other document or evidence as the Agent may request in writing from the Borrower.

3	Representations and Warranties. The Borrower represents and warrants to the Lenders that:

(a)
the representations and warranties in Clause 10 of the Loan Agreement, as amended and supplemented by this Letter, remain true and not misleading if repeated on the date of this Letter with reference to the circumstances now existing; and

(b)
the representations and warranties in the Finance Documents (other than the Loan Agreement) as amended and supplemented by this Letter remain true and not misleading if repeated on the date of this Letter with reference to the circumstances now existing.

4	Waiver Fee. On the date of this Letter the Borrower shall pay to the Agent, for its own account, a non-refundable waiver fee of $20,000.

5	Notices. The provisions of Clause 28 (Notices) of the Loan Agreement shall apply as if they were expressly incorporated herein.

6
Governing law. This Letter shall, and any non-contractual obligations arising out of it, be governed by and construed in accordance with English law and the provisions of Clause 30 (Law and Jurisdiction) of the Loan Agreement as if they were expressly incorporated herein.

All provisions of the Loan Agreement and the Finance Documents not supplemented, amended or varied by this Letter shall remain in full force and effect.

Yours faithfully,

/s/ Vassiliki Georgopolous
Vassiliki Georgopolous
for and on behalf of
HSH NORDBANK AG
(acting in its capacity as Agent)

We hereby acknowledge receipt of the above letter and confirm our agreement to the terms hereof.

/s/ Robert Perri	/s/ Maria Stefanou
Robert Perri	Maria Stefanou
for and on behalf of
PARAGON SHIPPING INC.

Date: 22 January 2013

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter (the "Supplemental Letter") and agree in all respects to the same and confirm that the Finance Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under (inter alia) the Loan Agreement and the Master Agreement each as amended and supplemented by the Supplemental Letter.

/s/ Maria Stefanou
Maria Stefanou
for and on behalf of
PALOMA MARINE S.A.

/s/ Maria Stefanou
Maria Stefanou
for and on behalf of
ALLSEAS MARINE S.A.

Date: 22 January 2013